Exhibit 99.1

Zymeworks Reports Inducement Grant Under New York Stock Exchange Listed Company Manual Rule

Vancouver, Canada and Seattle, Washington (January 15, 2022) – Zymeworks Inc. (NYSE: ZYME), a clinical-stage biopharmaceutical company developing multifunctional biotherapeutics, today reported, as required by the New York Stock Exchange Listed Company Manual Rule 303A.08 (the “NYSE Rule”), an equity inducement award to Mr. Kenneth Galbraith, Zymeworks’ new Chair, President and Chief Executive Officer.

In accordance with the NYSE Rule, Zymeworks approved the grant of the following equity award to Mr. Galbraith as a material inducement to Mr. Galbraith entering into employment with Zymeworks: effective as of the date his employment with Zymeworks began, a stock option to purchase 500,000 of the company’s common shares (the “Options”). The Options have an exercise price per share of $14.97, which equals the closing price of the company’s common shares on January 14, 2022, and have a maximum term of 10 years. Mr. Galbraith’s employment with the company began on January 15, 2022 (the “Start Date”).

The Options will vest over a four-year period as follows: (i) 1/4 of the Options will vest on the one-year anniversary of the Start Date and (ii) 1/36 of the remaining Options will vest on the last day of each month following the one-year anniversary of the Start Date until all of the Options have vested, subject to Mr. Galbraith’s continued service. In addition, (i) if there is a change of control and within 12 months following, or within three months prior to, such change of control, his employment is terminated by the company without cause or (ii) upon his death or disability, 100% of the unvested Options will become fully vested as of the termination of his employment or the date of his death or disability, as applicable.

The Options were granted outside of the company’s Amended and Restated Stock Option and Equity Compensation Plan (the “Current Plan”) under the recently adopted Zymeworks Inc. Inducement Stock Option and Equity Compensation Plan and related option agreement, but will be subject to terms and conditions generally consistent with those in the Current Plan other than with respect to such other terms and conditions intended to comply with the NYSE inducement award exception.

About Zymeworks Inc.

Zymeworks is a clinical-stage biopharmaceutical company dedicated to the development of next-generation multifunctional biotherapeutics. Zymeworks’ suite of therapeutic platforms and its fully integrated drug development engine enable precise engineering of highly differentiated product candidates. Zymeworks’ lead clinical candidate, zanidatamab, is a novel Azymetric™ HER2-targeted bispecific antibody currently being evaluated in multiple Phase 1, Phase 2, and pivotal clinical trials globally as a targeted treatment option for patients with solid tumors that express HER2. Zymeworks’ second clinical candidate, ZW49, is a novel bispecific HER2-targeted antibody-drug conjugate currently in Phase 1 clinical development and combines the unique design and antibody framework of zanidatamab with Zymeworks’ proprietary ZymeLink™ linker and cytotoxin. Zymeworks is also advancing a deep preclinical pipeline in oncology (including immuno-oncology agents) and other therapeutic areas. In addition, its therapeutic platforms are being leveraged through strategic partnerships with global biopharmaceutical companies. For more information on our ongoing clinical trials visit www.zymeworksclinicaltrials.com. For additional information about Zymeworks, visit www.zymeworks.com and follow @ZymeworksInc on Twitter.

Investor Inquiries:

Ryan Dercho, Ph.D.

(604) 678-1388

ir@zymeworks.com

Jack Spinks

(604) 678-1388

ir@zymeworks.com

Media Inquiries:

Mary Klem

(604) 678-1388

media@zymeworks.com